Issuer Free Writing Prospectus, dated October 10, 2007
Filed Pursuant to Rule 433 under the Securities Act of 1933
Supplementing the Preliminary Prospectus Supplement dated October 10, 2007
Registration Statement No. 333-137225

$600,000,000 6.700% Senior Notes due 2018
Final Terms and Conditions

Issuer:	HCP, Inc.
Size:	$600,000,000
Maturity:	January 30, 2018
Coupon:	6.700%
Price:	99.793% of face amount
Yield to Maturity:	6.730%
Spread to Benchmark Treasury:	+ 210 basis points
Benchmark Treasury:	4.75% due 8/15/2017
Benchmark Treasury Yield:	4.630%
Interest Payment Dates:	Jan 30 and July 30, commencing Jan 30, 2008
Redemption Provisions:	In addition to the Change of Control Repurchase Event as described in the Preliminary Prospectus Supplement dated October 10, 2007, redeemable as described below
Make-whole call:	At any time at a discount rate of Treasury plus 35 basis points
Bookrunners:	Barclays Capital Inc., UBS Securities LLC and Banc of America Securities LLC
Co-managers:	Credit Suisse Securities (USA) LLC, Wachovia Capital Markets, LLC and Wells Fargo Securities, LLC
Settlement:	T+3; October 15, 2007
CUSIP / ISIN:	40414L AA7 / US40414LAA70
Ratings:

Baa3/BBB (Moody’s/S&P)

The securities ratings are made by the rating agencies and not the issuer or underwriters. A securities rating is not a recommendation by the rating agency, the issuer, or the underwriters to buy, sell or hold securities. Each securities rating may be subject to revision or withdrawal at any time and should be evaluated independently of any other rating.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at 1-888-227-2275, ext. 2663, or UBS Securities LLC at 1-888-722-9555, ext. 1088, or Banc of America Securities LLC at 1-800-294-1322 or through your usual contact at Barclays Capital Inc., UBS Securities LLC or Banc of America Securities LLC.